EXHIBIT 4.1

AMENDMENT NO. 1 TO CONVERTIBLE PROMISSORY NOTE

This AMENDMENT NO. 1, effective as of January 18, 2017 (this “Amendment”) to the Convertible Promissory Note dated July 18, 2016 in favor of Tengram Capital Partners Fund II, L.P., a Delaware limited partnership, or its registered assigns (the “Holder”), in the original principal amount of THIRTEEN MILLION AND 00/100 ($13,000,000.00) (the “Original Note”) by Differential Brands Group Inc., a Delaware corporation (the “Company”).

WHEREAS, the Original Note is set to mature on January 18, 2017 (the “Maturity Date”), unless such Original Note is converted at the Holder’s election prior to the Maturity Date into newly issued shares of the Company’s Class A‑1 Preferred Stock (“Class A‑1 Preferred Shares”) in accordance with Section 3 of the Original Note; and

WHEREAS, the Holder and the Company wish to extend the Maturity Date of the Original Note and any capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Original Note.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Original Note is hereby amended as follows:

1.

Effective as of the date hereof, Section 1 of the Original Note is hereby amended by deleting the text “January 18, 2017” immediately before the text “(the “Maturity Date”)” and replacing it with “July 18, 2017,” such that all references to the “Maturity Date” shall mean July 18, 2017.

2.

This Amendment may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or electronically transmitted copies of counterpart signature pages shall be deemed original counterpart pages for all purposes hereunder.

3.

This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts wholly made and to be performed in the State of New York, without regard to conflicts of law principles.

4.

On and after the date hereof, each reference in the Original Note to “this Note,” “hereunder,” “hereof” or words of like import referring to the Original Note shall mean and be a reference to the Original Note, as amended by this Amendment.

5.

The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Holder under the Original Note, nor constitute a waiver of any provision thereof.

6.

In the event one or more of the provisions of the Note (as amended by this Amendment), should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of the Note, and the Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties hereto as of the date first above written.

Company:

Differential Brands Group Inc.

By:	/s/ Michael Buckley
Name: Michael Buckley
Title: CEO

Holder:

Tengram Capital Partners Fund II, L.P.

By:	/s/ William Sweedler
Name: William Sweedler
Title: Co-Managing Member of Tengram Capital
Associates II, LLC, as general partner of
Tengram Capital Partners Fund II, L.P.